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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 24, 2002, in the Registration Statement (Form S-3 dated February 21, 2002) and related Prospectus of SeeBeyond Technology Corporation filed pursuant to Rule 462(b) for the registration of 8,572,623 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2002 with respect to the consolidated financial statements and schedule included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Woodland Hills, California
February 20, 2002

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  Exhibit 23.1